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                                                                    EXHIBIT 3.18

                             PARTNERSHIP AGREEMENT
                                      OF
                     AOR OF INDIANA MANAGEMENT PARTNERSHIP

     THIS PARTNERSHIP AGREEMENT (the "Partnership Agreement") of AOR OF INDIANA MANAGEMENT PARTNERSHIP is entered into effective as of _______________, 1996 between the undersigned (the "Partners") for the purposes and upon the terms, provisions and conditions set forth below:

     1.  Formation of Partnership.  The Partners hereby form a general
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partnership (the "Partnership") pursuant to the Indiana Uniform Partnership Act
(the "Act"). The Partnership shall be a general partnership only for the purposes set forth in this Partnership Agreement, and this Partnership Agreement shall not be deemed to create a partnership, joint venture or other relationship between the Partners with respect to any other activity.

     2.  Name.  The name of the Partnership is AOR OF INDIANA MANAGEMENT
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PARTNERSHIP.

     3.  Principal Office.  The principal office of the Partnership shall be at
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1400 North Ritter Avenue, Suite 481, Indianapolis, Indiana 46219. The
Partnership may change its principal office and maintain such other offices at such other places as the Partners may unanimously determine from time to time.

     4.  Purposes.  The principal objective of the Partnership shall be to
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manage the non-medical aspects of medical oncology practices. The Partnership shall have the power to engage in any and all transactions and activities that may be necessary, incidental or customary to any purpose or business of the Partnership.

     5.  Title.  All partnership assets, whether real, personal or mixed and
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whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such property or any portion thereof.

     6.  Term.  The term of the Partnership shall begin on the effective date of
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this Partnership Agreement, and shall continue until December 31, 2050, and thereafter from year to year unless terminated sooner in accordance with this Partnership Agreement or the Act.

     7.  Capital Contributions.  Contemporaneously with the commencement of the
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Partnership, each Partner shall make the capital contribution set forth after that Partner's name on Schedule A. Additional capital contributions shall be
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made only upon the unanimous consent of the Partners.
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     8.  Capital Accounts.  A separate capital account will be established for
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each Partner. The capital accounts will be maintained in accordance with
Treasury Regulation (S)1.704-1(b)(2)(iv).


     9.  Allocations.  All income, gains, losses, deductions and credits of the
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Partnership shall be allocated to the Partners according to the percentages set forth after that Partner's name on Schedule A ("Percentage Interest").
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     10.  Distributions.  Distributions of cash available for distribution or of
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property shall be made in accordance with each Partner's Percentage Interest.
Distributions shall be made at such time as the Partners unanimously agree.

     11.  Management.  The Partners recognize that the contribution of the
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special personal expertise of each Partner is essential to the success of the
Partnership. Therefore, all decisions regarding the management and conduct of the Partnership shall be made by unanimous consent of the Partners. However, by unanimous consent of the Partners, the Partners may delegate administrative and ministerial responsibilities to one of the Partners or to a third party. The Partners shall possess all of the powers and rights granted to partners by the Act except as otherwise provided by this Partnership Agreement.

     12.  Transfer Restrictions.  A Partner may only assign, dispose of or
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encumber his interest in the Partnership or any part thereof or any right with respect thereto with the unanimous written consent of the other Partner.

     13.  Dissolution and Liquidation.  The Partnership shall be dissolved upon
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the occurrence of any of the following events:

          (a) termination of this Partnership Agreement;

          (b) unanimous consent of the Partners;

          (c) withdrawal, dissolution or bankruptcy of a Partner;

          (d) or as otherwise provided in the Act.

     Upon dissolution, the Partnership's assets shall be sold; the Partnership's debts shall be paid; and an amount equal to each Partner's capital account shall be paid to such Partner. If a Partner has a negative balance in his capital account, such Partner shall contribute cash to the Partnership to bring the balance in his capital account to zero.

     14.  Indemnity.  The Partnership will indemnify each Partner for payments
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made and personal liabilities reasonably incurred in the ordinary and proper conduct of the Partnership's business, or for the preservation of its business and property.

     15.  Scope.  This Partnership Agreement constitutes the entire
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understanding of the Partners with respect to the Partnership.

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     16.  Amendments.  This Partnership Agreement may be amended only by the
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unanimous written agreement of the Partners.

     17.  Governing Law.  This Partnership Agreement is to be governed by and
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construed in accordance with the laws of the State of Indiana.

     IN WITNESS WHEREOF, the Partners hereto execute this Partnership Agreement as of the date first written above.

                              PARTNERS:

                              AOR MANAGEMENT COMPANY OF INDIANA, INC.

                              By:____________________________________
                                    R. Dale Ross, President

                              AOR HOLDING COMPANY OF INDIANA, INC.

                              By:_____________________________________
                                    R. Dale Ross, President

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